FOR IMMEDIATE RELEASE
Lisa Mueller THQ Investor Relations 818/871-5125 Angela Emery THQ Corporate Communications 818/871-8650

THQ FISCAL 2012 FOURTH QUARTER RESULTS TO EXCEED PRIOR EXPECTATIONS
Year-End Cash Balance of $76 Million Significantly Exceeds Prior Guidance

AGOURA HILLS, Calif., April 18, 2012 -- THQ Inc. (NASDAQ: THQI) today provided preliminary, unaudited financial results for the fourth quarter ended March 31, 2012.

For the fourth quarter, THQ expects to report non-GAAP net sales of $160 million to $170 million, which is above the company's previous outlook of non-GAAP net sales in the range of $130 million to $150 million. Revised net sales expectations reflect:

•	continued strong net sales of the critically-acclaimed Saints Row®: The Third™, which to date has shipped in more than four million units;

•	higher-than-expected digital sales, largely driven by the robust digital content of Saints Row: The Third; and

•	slightly higher-than-expected net sales of UFC® Undisputed® 3, which was released mid-February 2012 to highly-favorable critical reviews, achieving an average Metacritic score of 85.

The company currently expects a fiscal fourth quarter non-GAAP net loss per share in the range of $0.10 to $0.20, compared to its previous expectation of a net loss per share in the range of $0.35 to $0.50.

THQ expects to report cash and cash equivalents of approximately $76 million at March 31, 2012, three times higher than the previous expectation for its year-end cash balance, due to better-than-expected operating results in the fourth quarter, as well as earlier-than-anticipated cash receipts. Additionally, the company ended the quarter with no outstanding borrowings on its $50 million credit facility, and did not borrow against the facility during the quarter. The company expects to utilize a substantial portion of its cash and cash equivalents as well as its credit facility as it launches its slate for the 2013 fiscal year, beginning with Darksiders® II.

THQ's GAAP results for the fourth quarter ended March 31, 2012 are expected to include non-cash software development charges of approximately $30 million to $50 million resulting from decisions made related to the company's previously-announced product strategy.

THQ will report full GAAP and non-GAAP fiscal 2012 fourth quarter and full-year results, along with a reconciliation of those results, and provide its outlook for fiscal 2013 on Tuesday, May 15, 2012. Conference call details will be provided closer to the date.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers, wireless devices and the Internet. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at http://www.thq.com/. THQ, Darksiders, Saints Row, Saints Row: The Third and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are property of their respective owners.

Non-GAAP Financial Measures
This press release discloses forward-looking information that includes expectations that are not presented in accordance with United States generally accepted accounting principles (“GAAP”). THQ believes that the use of non-GAAP financial measures provides meaningful supplemental information regarding its financial condition and results of operations, and helps investors compare actual results to its long-term operating goals as well as to its performance in prior periods. The non-GAAP financial measures included in the press release should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, the company's expectations for: its net sales and net loss for the fourth quarter ended March 31, 2012, its cash and cash equivalents at March 31, 2012, non-cash charges for the quarter ended March 31, 2012, and its future use of cash and borrowings under the company's credit facility. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political, and technological factors affecting our industry, operations, markets, products, or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2011 and subsequent Quarterly Reports on Form 10-Q, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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